           NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contacts:
(336) 664-1233

Jerry Neal
Executive Vice President of Marketing
and Strategic Development

Doug DeLieto
Vice President of Investor Relations

RF MICRO DEVICES ANNOUNCES DISCONTINUATION OF WLAN CHIPSET DEVELOPMENT EFFORTS

Greensboro, NC, February 28, 2005 - RF Micro Devices®, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today announced it will discontinue its internal wireless local area network (WLAN) chipset development efforts.  The Company will continue to support its WLAN component business, which includes its transceivers for gaming and other applications as well as its WLAN power amplifiers and front-end modules for all WLAN markets.

Bob Bruggeworth, president and CEO, RF Micro Devices, said, "Our actions announced today will enable RFMD to sharpen its strategic focus on our greatest opportunities for long-term, profitable growth, including our industry-leading cellular power amplifiers, our POLARIS™ TOTAL RADIO™ cellular transceivers and our Bluetooth® products.  RFMD is benefiting from positive customer design activity in these markets, and we remain very enthusiastic about our opportunities for sustainable growth."

As a result of the discontinuation of its internal WLAN chipset development efforts, RFMD will reduce its WLAN chipset workforce in its San Jose, California location, close its offices in Moscow, Russia and Leuven, Belgium and transfer certain people and resources into other emerging opportunities and product lines within RFMD.  The results of these actions are expected to reduce the Company's ongoing operating expenses by approximately $18 million to $22 million per year, commencing in the Company's 2006 fiscal year, which begins April 1, 2005.  Additionally, these actions are expected to result in a non-cash charge for impairment of intangibles and fixed assets of approximately $37 million to $41 million, excluding goodwill impairment, if any, and cash charges for employee severance and related payroll costs of approximately $2 million to $3 million and lease termination costs of approximately $1 million.  The impairment charge, including any goodwill impairment, and the severance and payroll costs are expected to be recognized in the March 2005 quarter, while the lease termination costs are expected to be incurred in the quarter ending June 30, 2005.  The Company will determine the amount of goodwill impairment, if any, with the assistance of an independent valuation firm during its March 2005 quarter.  The Company currently anticipates that the discontinuation of its WLAN chipset development efforts will not materially impact its March 2005 quarterly revenue.

RF Micro Devices will conduct a conference call at 8:00 a.m. ET, Tuesday, March 1, 2005 to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.fulldisclosure.com or http://www.rfmd.com (under Investor Info). The call will also be available live by dialing 303-262-2130, and a replay will be available by dialing (303) 590-3000 and entering pass code 11025073.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones.  The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers.  The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS).  The Company derives revenue from the sale of standard and custom-designed products.  The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth® products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment.  The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity.  RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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RF MICRO DEVICES®, RFMD® and POLARIS™ TOTAL RADIO™ are trademarks of RFMD, LLC. BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.